Exhibit 10.05

(Non-Officers)

[DATE]

Re:                               Restricted Share Right Grant

Dear                            :

Pursuant to the WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “Plan”), WellPoint Health Networks Inc. (the “Company”) hereby grants you                            (         ) restricted share rights (“share rights”) with respect to its Common Stock (“Common Stock”).  These share rights are granted to you in accordance with the restrictions, terms and conditions hereinafter set forth and are in all respects limited and conditioned by the provisions of the Plan.

1.                                       Each share right entitles you to receive one share of Common Stock on the date that the share rights vest in accordance with paragraph 2 (the “Vesting Date”).  A certificate representing the shares of Common Stock will be issued without restriction on or as soon as practicable following the Vesting Date of the share right, provided that such share right has not been terminated or canceled before such date in accordance with the provisions hereinafter set forth.

2.                                       Your share rights will vest in installments of               ,            and             shares on [DATE 1], [DATE 2], and [DATE 3], respectively, provided, in each case, that you remain employed with the Company through such date.  However, all of your outstanding share rights, to the extent not previously vested or canceled, will immediately vest in full (a) upon a Change in Control, (b) termination of your employment by reason of death or Permanent Disability or (c) termination of your employment by reason of an Involuntary Termination or Constructive Termination within thirty-six (36) months following a Corporate Transaction.  Except as provided in the previous sentence, if you terminate employment with the Company for any reason before [DATE 3] (other than as a result of Retirement), any share right held by you that has not vested before the date of your termination of employment will be canceled automatically and will no longer be outstanding and no shares of Common Stock will be issued hereunder.  If you terminate employment as a result of Retirement, any unvested share rights represented hereby shall continue to vest as set forth in the first sentence of this paragraph.

For purposes of this letter agreement:

“Change in Control” means

(i)                                     The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that result in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)                                  A merger or consolidation to which the Company is a party, if (A) the beneficial owners of the Company’s securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (B) the directors of WellPoint immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction);

(iii)                               A change in the composition of the Board of Directors of the Company (the “Board”) over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination; or

(iv)                              The sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company unless (A) the beneficial owners of the Company’s securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company’s assets or (B) the directors of WellPoint immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring WellPoint’s assets after consummation of the transaction (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction).

“Constructive Termination” means one or more of the following:

(i)                                     A material reduction in your duties, responsibilities, status, reporting responsibilities, titles or offices that you had with the Company and its affiliates immediately before such reduction;

(ii)                                  Reduction by more than 10% of the total annual cash compensation (including base salary and target bonuses) that you were eligible to receive from the Company and its affiliates immediately before the reduction except a reduction that both (a) is consistent with an across-the-board reduction in the salaries of senior officers of the Company and (b) is not implemented on or after, or in contemplation of, a Corporate Transaction;

(iii)                               A change in your principal place of employment such that your one-way commute would be increased by more than 35 miles;

(iv)                              A requirement that you spend an average of two or more days per week at a place of employment other than your principal place of employment if the average ground commute to such additional place of employment from your primary residence, during normal commute hours, is longer than two hours; provided that you have not, in advance and in writing, agreed to such requirement in connection with assuming or retaining a specific position; or

(v)                                 The failure of any successor to the Company by merger, consolidation or acquisition of all or substantially all of the business of the Company to assume the Company’s obligations under any severance plan, arrangement or agreement (including one relating to a control or other corporate transaction) applicable to you.

However, a Constructive Termination will not be deemed to have occurred unless (A) within sixty (60) days of the occurrence that you deem to be a Constructive Termination, you notify the Company in writing that you have experienced a Constructive Termination, which notice describes the event that you believe constitutes a Constructive Termination, (B) the Company has not, within fifteen (15) days of receipt of such notice, corrected the circumstance that would otherwise result in a Constructive Termination, and (C) you terminate your employment within ninety (90) days of such 15-day period.

“Corporate Transaction” means:

(i)                                     The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)                                  A merger, recapitalization, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets if, in either case, the beneficial owners of the Company’s securities immediately before the transaction do not have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof; or

(iii)                               A merger, recapitalization, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets if, in either case, the directors of the Company immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction).

“Involuntary Termination” means a termination of your employment initiated by the Company or an affiliate other than (i) Termination for Cause, (ii) termination due to your Permanent Disability or Retirement, or (iii) termination due to your death.  It shall also be considered an Involuntary Termination if you resign in lieu of discharge from employment by mutual agreement between you and the Company.

“Permanent Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

“Retirement” means termination of employment with the Company or any subsidiary on or after attainment of age 65 or attainment of age 55 with 10 years of service.

“Termination for Cause” means termination of your employment by reason of (i) your willful engagement in gross misconduct injurious to the Company or your commission of any act of gross negligence or malfeasance with respect to your duties incident to your employment; (ii) your willful failure to attend to the material duties assigned to you by your supervisor; (iii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any affiliate thereof, or (iv) your conviction for any criminal offense involving fraud or dishonesty or any similar conduct which is injurious to the reputation of the Company.

3.                                       The issuance of shares of Common Stock under vested share rights is subject to satisfaction of all tax withholding obligations with respect to such shares.  In order to satisfy all such tax withholding obligations, at your discretion the number of shares of Common Stock which you would otherwise be entitled to receive on any Vesting Date may be reduced by that number of shares which, as of that date, has an aggregate Fair Market Value (as defined in the Plan) equal to the total amount of tax withholding obligations applicable to the shares issuable on that date.

4.                                       Your share rights hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer, to the extent provided above, by will or the laws of descent and distribution.  In the event of your death before the issuance of shares of Common Stock under your share rights, any shares issuable thereunder by reason of your death will pass pursuant to your will or by the laws of descent and distribution.

5.                                       The issuance of shares of Common Stock hereunder is subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the share rights and stock to be issued hereunder.  The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereunder will relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval is not obtained.  The Company, however, will use its best efforts to obtain all such approvals.

6.                                       If any change is made to the Common Stock issuable hereunder by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will make appropriate adjustments to such share rights to prevent the enlargement or dilution of your rights thereunder.

7.                                       Neither you nor, in the event of your death, your beneficiary will have any rights as a shareholder with respect to the shares of Common Stock issuable hereunder until you have been issued a stock certificate for such shares.  It is the intention of the parties that the Company’s obligations under your share rights are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your share rights.

8.                                       The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your or, if applicable, your beneficiary’s consent, adversely affect the rights of you of your beneficiary hereunder.

9.                                       The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary.  Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

10.                                 This agreement does not constitute a contract of employment.  Neither the grant of this share right, nor any action taken under the terms of this share right or the Plan, nor any provision of this share right or the Plan will be construed to grant you the right to remain in the employ of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining your services) may terminate your employment at any time and for any reason, with or without cause.  However, nothing contained in this share right or the Plan will affect any contractual rights you may have pursuant to a written employment agreement, duly executed on behalf of the Company.

If the foregoing is satisfactory, please sign, date and return the enclosed copy of this letter to J. Thomas Van Berkem.

Very truly yours,

WellPoint Health Networks Inc.

By:

AGREED AND ACCEPTED: